Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:      Dick Hobbs
(414) 347-3836

Sensient Officer Adopts Rule 10b5-1 Trading Plan

MILWAUKEE – July 21, 2011 – Sensient Technologies Corporation (NYSE:SXT) announced today that Kenneth P. Manning, its Chairman of the Board and Chief Executive Officer, has received Board approval to enter into a new pre-programmed stock sale plan following the Company’s earnings announcement for the period ended June 30, 2011.  The new plan provides for sales, beginning in December 2011, of 50% of any Sensient stock that Mr. Manning may be awarded by Sensient in the future.  The new stock sale plan replaces an existing pre-programmed stock sale plan that expires this quarter.  The new plan, which will comply with the SEC Rule 10b5-1 safe harbor regarding insider trading, is motivated primarily by Mr. Manning’s desire to sell a portion of any shares awarded to cover income tax withholding.

Sales pursuant to the plan will occur on the date of any stock grant or as soon thereafter as possible, whether or not that date falls within any window period that may otherwise apply to sales of Sensient stock by its executives.

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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